                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
              13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                            (AMENDMENT NO.    ) (1)

                           Homestake Mining Company
----------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $1.00 par value
----------------------------------------------------------------------------
                    (Title of Class and Securities)

                                   43761400
----------------------------------------------------------------------------
                                (CUSIP Number)

                                    5/11/98
----------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

          Check the appropriate box to designate the rule pursuant to which this Schedule is filed


           (   ) Rule 13d-1(b)
           ( x ) Rule 13d-1(c)
           (   ) Rule 13d-1(d)
                        ------------------------------

---------------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                 SCHEDULE 13G

CUSIP No. 43761400
----------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS    Malaysia Mining Corporation Berhad
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                      N/A
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                       (a)  (x)



                                                       (b)  ( )
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

                          Malaysia
----------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
       NUMBER OF                        3,181,369
        SHARES                     -----------------------------------------
     BENEFICIALLY                  (6)  SHARED VOTING POWER
       OWNED BY                         19,079,022
         EACH                      -----------------------------------------
       REPORTING                   (7)  SOLE DISPOSITIVE POWER
        PERSON                          3,181,369
         WITH                      -----------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        19,079,022
----------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          22,260,391
----------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
     SHARES*                                      (  )
----------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.5%
----------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
          CO
----------------------------------------------------------------------------

                                 SCHEDULE 13G

CUSIP No. 43761400
----------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS    Tronoh Mines Malaysia Berhad
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                   N/A
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                       (a)  (x)
                                                       (b)  ( )
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                Malaysia
----------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
       NUMBER OF                        363,351
        SHARES                     -----------------------------------------
     BENEFICIALLY                  (6)  SHARED VOTING POWER
       OWNED BY                         18,715,671
         EACH                      -----------------------------------------
       REPORTING                   (7)  SOLE DISPOSITIVE POWER
        PERSON                          363,351
         WITH                      -----------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        18,715,671
----------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          19,079,022
----------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
     SHARES*                                      (  )

----------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          9.0%
----------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
          CO
----------------------------------------------------------------------------

                              SCHEDULE 13G

CUSIP No. 43761400
----------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS    Golden Solitaire (Australia) B.V.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                   N/A
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                       (a)  (x)
                                                       (b)  ( )
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             The Netherlands
----------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
       NUMBER OF                        18,715,671
        SHARES                     -----------------------------------------
     BENEFICIALLY                  (6)  SHARED VOTING POWER
       OWNED BY                         0
         EACH                      -----------------------------------------
       REPORTING                   (7)  SOLE DISPOSITIVE POWER
        PERSON                          18,715,671
         WITH                      -----------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        0
----------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          18,715,671
----------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
     SHARES*                                      (  )
----------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          8.9%
----------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
          CO
----------------------------------------------------------------------------

                              SCHEDULE 13G

CUSIP No. 43761400
----------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS    Anglo-Oriental (Annuities) Sdn Bhd
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                              N/A
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                       (a)  (x)
                                                       (b)  ( )
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                Malaysia
----------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
       NUMBER OF                        3,181,369
        SHARES                     -----------------------------------------
     BENEFICIALLY                  (6)  SHARED VOTING POWER
       OWNED BY                         0
         EACH                      -----------------------------------------
       REPORTING                   (7)  SOLE DISPOSITIVE POWER
        PERSON                          3,181,369
         WITH                      -----------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        0
----------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,181,369
----------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
     SHARES*                                      (  )

----------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          1.5%
----------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
          CO
----------------------------------------------------------------------------

                             SCHEDULE 13G

CUSIP No. 43761400
----------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS    Anglo-Oriental (Nominees)Sdn Bhd
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                   N/A
----------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                       (a)  (x)
                                                       (b)  ( )
----------------------------------------------------------------------------
(3)  SEC USE ONLY

----------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                                Malaysia
----------------------------------------------------------------------------
                                   (5)  SOLE VOTING POWER
       NUMBER OF                        3,181,369
        SHARES                     -----------------------------------------
     BENEFICIALLY                  (6)  SHARED VOTING POWER
       OWNED BY                         0
         EACH                      -----------------------------------------
       REPORTING                   (7)  SOLE DISPOSITIVE POWER
        PERSON                          3,181,369
         WITH                      -----------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER
                                        0
----------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,181,369
----------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
     SHARES*                                      (  )

----------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          1.5%
----------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
          CO
----------------------------------------------------------------------------

Item 1(a).     Name of Issuer:


               Homestake Mining Company

Item 1(b).     Address of Issuer's Principal Executive Offices:

               650 California Street
               San Francisco, CA 94108-2788

Item 2(a).     Name of Persons Filing:

               Malaysia Mining Corporation Berhad ("MMC")
               Tronoh Mines Malaysia Berhad ("Tronoh")
               Golden Solitaire (Australia) B.V. ("GSBV")
               Anglo-Oriental (Annuities) Sdn Bhd ("AOA")
               Anglo-Oriental (Nominees) Sdn Bhd ("AON")

Item 2(c).     Citizenship:

               Each of MMC, Tronoh, AOA and AON is a Malaysian Company

               GSBV is a Netherlands company.

Item 3. If this statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the Person Filing is a:

               If this statement is filed pursuant to Rule 13d-1(c), check this box (x).

Item 4.        Ownership.

               (a)  Amount beneficially owned:

               MMC beneficially owns 22,260,391, or 10.5%, of the outstanding shares of Common Stock, par value $1.00 per share (the "Common Stock") of the Issuer identified in
               Item 1.

               MMC's beneficial interest is derived as follows:

               Tronoh beneficially owns 363,351, or 0.2%, of the outstanding shares of Common Stock of the Issuer, which are held on behalf of Tronoh by AON.

               GSBV directly owns 18,715,671, or 8.9%, of the outstanding shares of Common Stock of the Issuer.

               AON directly owns 3,181,369, or 1.5%, of the outstanding shares of Common Stock of the Issuer.

               MMC has a 52.3% equity interest in Tronoh.

               MMC has a 100.0% equity interest in AOA, which has a 100.0% equity interest in AON.

               Tronoh and AOA have a 66.67% and 33.3% equity interest, respectively, in GSBV.

Item 5.        Ownership of Five Percent or less of a Class.

               N/A

Item 6.        Ownership of More than Five Percent on Behalf of Another
               Person.

               N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Securities Being Reported on by the Parent Holding Company.

               N/A

Item 8.        Identification and Classification of Members of the Group.

               N/A

Item 9.        Notice of Dissolution of Group.

               N/A

Item 10.       Certifications.


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  May 15, 1998


                                   MALAYSIA MINING CORPORATION BERHAD




                                   /s/Darmawatti Dahari
                                   ----------------------------------

                                   Name:  Darmawatti Dahari
                                   Title: Secretary

                                SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  May 15, 1998

                                   TRONOH MINES MALAYSIA BERHAD



                                   /s/Darmawatti Dahari
                                   ----------------------------------

                                   Name:  Darmawatti Dahari
                                   Title: Secretary

                                SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  May 15, 1998


                                   GOLDEN SOLITAIRE (AUSTRALIA) B.V.



                                   /s/Mohamad Azhar Hashim
                                   ----------------------------------

                                   Name:  Mohamad Azhar Hashim
                                   Title: Director

                                SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  May 15, 1998


                                   ANGLO-ORIENTAL (ANNUITIES) SDN BHD



                                   /s/Darmawatti Dahari
                                   ----------------------------------


                                   Name:  Darmawatti Dahari
                                   Title: Secretary

                                SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  May 15, 1998


                                   ANGLO-ORIENTAL (NOMINEES) SDN BHD



                                   /s/Darmawatti Dahari
                                   ----------------------------------



                                   Name:  Darmawatti Dahari
                                   Title: Secretary

                                                            Exhibit
                                                            -------


     Each of Malaysia Mining Corporation Berhad ("MMC"), Tronoh Mines Malaysia Berhad ("Tronoh"), Golden Solitaire (Australia) B.V. ("GSBV"), Anglo-Oriental (Annuities) Sdn Bhd ("AOA") and Anglo-Oriental (Nominees) Sdn Bhd ("AON"), expressly affirms that any of the shares of Common Stock, par value US$1.00 per share of Homestake Mining Company, beneficially owned by it are held as a member of the group of aforementioned companies, based on MMC's effective controlling interest in each of Tronoh, GSBV, AOA and AON, for purposes of Section 13(d)(1) of U.S. Securities Exchange Act of 1934, as amended.


                                   Malaysia Mining Corporation Berhad


                                   /s/Darmawatti Dahari

                                   ----------------------------------

                                   Name:   Darmawatti Dahari
                                   Title:  Secretary


                                   Tronoh Mines Malaysia Berhad


                                   /s/Darmawatti Dahari

                                   ----------------------------------

                                   Name:   Darmawatti Dahari
                                   Title:  Secretary


                                   Golden Solitaire (Australia) B.V.


                                   /s/Mohamad Azhar Hashim
                                   ----------------------------------

                                   By:     Mohamad Azhar Hashim
                                   Title:  Director


                                   Anglo-Oriental (Annuities) Sdn Bhd


                                   /s/Darmawatti Dahari

                                   ----------------------------------

                                   Name:   Darmawatti Dahari
                                   Title:  Secretary


                                   Anglo-Oriental (Nominees) Sdn Bhd


                                   /s/Darmawatti Dahari

                                   ----------------------------------

                                   Name:   Darmawatti Dahari
                                   Title:  Secretary